Exhibit 99.1

Covidien Reports Third-Quarter Results

•	Net sales up 3% (operational growth 6%); Medical Devices sales up 4% (operational growth 8%)

•	Third-quarter diluted GAAP earnings per share from continuing operations were $0.93; excluding specified items, adjusted diluted earnings per share from continuing operations were $1.07, up 6%

DUBLIN, Ireland – July 26, 2012 – Covidien plc (NYSE: COV) today reported results for the third quarter of fiscal 2012 (April - June 2012). Third-quarter net sales of $3.01 billion increased 3% from the $2.93 billion reported in the third quarter last year. Operational sales growth in the quarter was 6%, as foreign exchange rate movement lowered the quarterly sales growth rate by three percentage points.

Third-quarter 2012 gross margin of 57.8% rose 0.7 percentage points from the 57.1% of the prior-year period. On an adjusted basis, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, third-quarter 2012 gross margin of 58.0% was 0.9 percentage points above that of a year ago. This improvement reflected positive business mix and benefits from our manufacturing cost reduction program.

Selling, general and administrative expenses for the third quarter of 2012 were higher than those of the comparable quarter of the year before. This was primarily due to spending on growth initiatives to expand the Company’s sales and marketing presence in emerging markets, partially offset by productivity gains. Research and development (R&D) expense in the third quarter of 2012 increased 15% and represented 5.3% of net sales, versus 4.7% of sales a year ago.

In the third quarter of 2012, the Company reported operating income of $617 million, versus $615 million in the same period the year before. Third-quarter 2012 adjusted operating income, excluding specified items on the attached table, was $676 million, compared with $647 million in the prior year. Third-quarter 2012 adjusted operating income, excluding the specified items, represented 22.5% of sales, versus 22.1% of sales a year ago.

The third-quarter 2012 effective tax rate was 21.5%, versus an effective tax rate of 4.7% in the third quarter of 2011. The third-quarter 2012 adjusted tax rate, excluding specified items on the attached table, was 17.6%, versus 16.8% in the third quarter last year.

Diluted GAAP earnings per share from continuing operations were $0.93 in the third quarter of 2012, versus $1.06 per share in the comparable quarter last year. Third-quarter 2012 adjusted diluted earnings per share, excluding specified items on the attached table, were $1.07, versus $1.01 a year earlier, a 6% increase.

For the first nine months of fiscal 2012, net sales of $8.85 billion were 4% above the $8.50 billion in the first nine months of the previous year. Foreign exchange rate movement lowered the nine-month sales growth rate by one percentage point.

The Company reported operating income of $1.86 billion in the first nine months of fiscal 2012, versus $1.78 billion in the first nine months a year ago. Nine-month 2012 adjusted operating income, excluding the specified items on the attached table, was $2.03 billion, versus $1.88 billion in the first nine months of the previous year. Nine-month 2012 adjusted operating income, excluding specified items, represented 23.0% of sales, versus 22.2% last year.

The effective tax rate was 17.3% for the first nine months of fiscal 2012, versus an effective tax rate of 13.4% in the same period of 2011. Excluding the specified items on the attached table, the adjusted tax rate for the first nine months of 2012 was 17.3%, versus 18.3% in the first nine months of 2011.

For the first nine months of 2012, diluted GAAP earnings per share from continuing operations were $2.95, versus $2.85 in the year-ago period. Excluding the specified items on the attached table, adjusted diluted earnings per share from continuing operations were $3.24, versus $2.89 in the comparable period last year, a 12% gain.

“We delivered a solid performance in the third-quarter. Top-line operational growth was in line with our expectations, and we generated improved gross and operating margins. That said, our results as reported were restrained by the strength of the U.S. dollar against most foreign currencies and by a slowdown in Europe, where economic conditions remain challenging,” said José E. Almeida, Chairman, President and CEO. “Operational sales growth in the quarter was particularly strong in Medical Devices, our largest business segment, led by Energy and Vascular products, both of which climbed at a double-digit pace.

“In emerging markets, sales growth was outstanding, reflecting the incremental investments we’ve made recently to expand our sales force and our marketing efforts in these fast-growing regions,” Mr. Almeida said. “In addition, we have been very active on the M&A front this year, closing several acquisitions this quarter, strengthening our portfolio in several categories that represent excellent growth opportunities.”

BUSINESS SEGMENT RESULTS

Medical Devices sales of $2.06 billion in the third quarter were 4% higher than the $1.99 billion in the comparable quarter of last year. Operational sales growth in the quarter was 8%, as foreign exchange rate movement lowered the quarterly sales growth rate by four percentage points. Growth was driven by new products and increased volume. Operationally, third-quarter sales in Endomechanical were higher than those of the prior year, fueled by double-digit gains for stapling products, led by our innovative Tri-Staple™ reloads. In Soft Tissue Repair, sales were above those of a year ago, as increases for sutures and mesh were only partially offset by a decline for mechanical fixation products. Energy registered another double-digit quarterly sales advance, largely due to the continued strong performance of vessel sealing products. In Oximetry & Monitoring, operational sales were above those of the year before, aided by increased sales of sensors and monitors. Airway & Ventilation sales were also ahead of last year’s showing, chiefly due to a double-digit increase for ventilators. Vascular products posted another strong quarterly sales gain, led by exceptional growth for neurovascular and a substantial increase for peripheral vascular products.

For the first nine months of fiscal 2012, Medical Devices sales rose 5% to $6.05 billion from $5.74 billion in the comparable period a year ago, led by higher sales of Vascular and Energy products. Foreign exchange lowered the nine-month sales growth rate by two percentage points.

Pharmaceuticals sales of $501 million in the third quarter were virtually unchanged from last year’s third-quarter sales of $500 million. Operational sales growth in the quarter was 2%, as foreign exchange rate movement reduced the quarterly sales growth rate by two percentage points. Sales of Specialty Pharmaceuticals climbed sharply from those of a year ago, primarily due to the strong performance of the EXALGO® and PENNSAID® products. Sales of Active Pharmaceutical Ingredients were above those of the third quarter of 2011, led by higher sales of narcotics. Sales of Contrast Products fell sharply from those of the year before, reflecting customer order timing and continued weakness in the United States. Sales of Radiopharmaceuticals rose slightly, compared with the prior year, chiefly reflecting increased generator sales.

For the first nine months of fiscal 2012, Pharmaceuticals sales advanced 3% to $1.50 billion from $1.46 billion a year ago. The increase was largely attributable to growth for Specialty Pharmaceuticals.

Medical Supplies third-quarter sales of $443 million were little changed from the $441 million in the comparable quarter of 2011. Operational sales growth in the quarter was 2%, as foreign exchange rate movement reduced the quarterly sales growth rate by two percentage points. Increased sales of Nursing Care and Medical Surgical products essentially offset lower sales of SharpSafety™ products.

For the first nine months of fiscal 2012, sales of Medical Supplies, at $1.30 billion, were virtually unchanged from those of the same period a year ago, as higher sales of Nursing Care and Medical Surgical products were countered by lower sales of SharpSafety and OEM products.

In the third quarter of 2012, Covidien purchased approximately 4.3 million ordinary shares under its previously announced share buyback program.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2011 revenue of $11.6 billion, Covidien has 43,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 800-901-5218. For participants outside the U.S., the dial-in number is 617-786-4511. The access code for all callers is 19519455.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on July 26, 2012, and ending at 5:00 p.m. on August 2, 2012. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 92136868.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share and adjusted operating margin, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended June 29, 2012 and June 24, 2011

(dollars in millions, except per share data)

	Quarter Ended June 29, 2012	Percent of Net Sales	Quarter Ended June 24, 2011	Percent of Net Sales

Net sales	$3,007	100.0%	$2,926	100.0%
Cost of goods sold (1)	1,268	42.2	1,255	42.9

Gross profit	1,739	57.8	1,671	57.1

Selling, general and administrative expenses (1)	936	31.1	886	30.3
Research and development expenses	159	5.3	138	4.7
Restructuring charges, net	27	0.9	32	1.1

Operating income	617	20.5	615	21.0

Interest expense	(53)	(1.8)	(51)	(1.7)
Interest income	1	—	6	0.2
Other income (expense), net	12	0.4	(12)	(0.4)

Income from continuing operations before income taxes	577	19.2	558	19.1

Income tax expense	124	4.1	26	0.9

Income from continuing operations	453	15.1	532	18.2

Income from discontinued operations, net of income taxes	—	—	3	0.1

Net income	$453	15.1	$535	18.3

Basic earnings per share:
Income from continuing operations	$0.94		$1.08
Income from discontinued operations	—		0.01
Net income	0.94		1.08

Diluted earnings per share:
Income from continuing operations	$0.93		$1.06
Income from discontinued operations	—		0.01
Net income	0.93		1.07

Weighted-average number of shares outstanding (in millions):
Basic	481		495
Diluted	486		500
(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:

Cost of goods sold	$43		$39
Selling, general and administrative expenses	14		12

	$57		$51

Covidien plc

Non-GAAP Reconciliations

Quarters Ended June 29, 2012 and June 24, 2011

(dollars in millions, except per share data)

	Quarter Ended June 29, 2012
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$3,007	$1,739	57.8%	$617	20.5%	$577	$453	$0.93
Adjustments:
Restructuring and related charges, net (1)	—	2		29		29	20	0.04
Separation costs (2)	—	—		11		11	8	0.02
Transaction costs (3)	—	3		19		13	9	0.02
Loss on retirement of debt (4)	—	—		—		9	9	0.02
Impact of tax sharing agreement (5)	—	—		—		(8)	(8)	(0.02)
Tax matters (6)	—	—		—		—	29	0.06

As adjusted	$3,007	$1,744	58.0	$676	22.5	$631	$520	1.07

	Quarter Ended June 24, 2011
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,926	$1,671	57.1%	$615	21.0%	$558	$532	$1.06
Adjustments:
Restructuring charges, net	—	—		32		32	24	0.05
Impact of tax sharing agreement (5)	—	—		—		18	18	0.04
Tax matters (7)	—	—		—		—	(68)	(0.14)

As adjusted	$2,926	$1,671	57.1	$647	22.1	$608	$506	1.01

(1)	Includes $27 million in restructuring charges, net and $2 million of restructuring-related accelerated depreciation in cost of goods sold.
(2)	Represents the costs related to the separation of our Pharmaceuticals segment, which is included in selling, general and administrative expenses.
(3)

Includes $16 million of transaction costs associated with acquisitions that are included in selling, general and administrative expenses and $3 million of charges to cost of goods sold related to inventory that had been written up to fair value upon acquisition. Also includes a $6 million gain on the sale of our non-controlling interest in superDimension, which is included in other income (expense), net.

(4)	Represents the loss on the retirement of debt incurred in connection with the early redemption of certain senior notes, which is included in other income (expense), net.
(5)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity included in other income (expense), net.
(6)	Relates primarily to settlements reached with certain non-U.S. taxing authorities.
(7)	Relates to a settlement reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of certain U.S. and non-U.S. uncertain tax positions as a result of statute expirations.

Covidien plc

Segment and Geographical Sales

Quarters Ended June 29, 2012 and June 24, 2011

(dollars in millions)

	Quarter Ended
	June 29, 2012	June 24, 2011	Percent change	Currency impact	Operational growth (1)

Medical Devices
United States	$952	$874	9%	—%	9%
Non-U.S.	1,111	1,111	—	(6)	6

	$2,063	$1,985	4	(4)	8

Pharmaceuticals
United States	$335	$322	4%	—%	4%
Non-U.S.	166	178	(7)	(7)	—

	$501	$500	—	(2)	2

Medical Supplies
United States	$393	$384	2%	—%	2%
Non-U.S.	50	57	(12)	(10)	(2)

	$443	$441	—	(2)	2

Covidien plc
United States	$1,680	$1,580	6%	—%	6%
Non-U.S.	1,327	1,346	(1)	(6)	5

	$3,007	$2,926	3	(3)	6

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Quarters Ended June 29, 2012 and June 24, 2011

(dollars in millions)

	Quarter Ended
	June 29, 2012	June 24, 2011	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$600	$593	1%	(5)%	6%
Soft Tissue Repair Products	226	229	(1)	(5)	4
Energy Devices	330	301	10	(3)	13
Oximetry & Monitoring Products	210	211	—	(2)	2
Airway & Ventilation Products	184	183	1	(3)	4
Vascular Products	418	368	14	(1)	15

Pharmaceuticals
Specialty Pharmaceuticals	$145	$120	21%	—%	21%
Active Pharmaceutical Ingredients	110	107	3	—	3
Contrast Products	129	157	(18)	(5)	(13)
Radiopharmaceuticals	117	116	1	(3)	4

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Consolidated Statements of Income

Nine Months Ended June 29, 2012 and June 24, 2011

(dollars in millions, except per share data)

	Nine Months Ended June 29, 2012	Percent of Net Sales	Nine Months Ended June 24, 2011	Percent of Net Sales

Net sales	$8,851	100.0%	$8,496	100.0%
Cost of goods sold (1)	3,705	41.9	3,658	43.1

Gross profit	5,146	58.1	4,838	56.9

Selling, general and administrative expenses (1)	2,757	31.1	2,600	30.6
Research and development expenses	470	5.3	387	4.6
Restructuring charges, net	57	0.6	83	1.0
Shareholder settlement income	—	—	(11)	(0.1)

Operating income	1,862	21.0	1,779	20.9

Interest expense	(155)	(1.8)	(153)	(1.8)
Interest income	13	0.1	17	0.2
Other income, net	18	0.2	—	—

Income from continuing operations before income taxes	1,738	19.6	1,643	19.3

Income tax expense	300	3.4	220	2.6

Income from continuing operations	1,438	16.2	1,423	16.7

Income (loss) from discontinued operations, net of income taxes	6	0.1	(6)	(0.1)

Net income	$1,444	16.3	$1,417	16.7

Basic earnings per share:
Income from continuing operations	$2.98		$2.88
Income (loss) from discontinued operations	0.01		(0.01)
Net income	3.00		2.86

Diluted earnings per share:
Income from continuing operations	$2.95		$2.85
Income (loss) from discontinued operations	0.01		(0.01)
Net income	2.97		2.84

Weighted-average number of shares outstanding (in millions):
Basic	482		495
Diluted	487		499
(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:

Cost of goods sold	$123		$114
Selling, general and administrative expenses	39		36

	$162		$150

Covidien plc

Non-GAAP Reconciliations

Nine Months Ended June 29, 2012 and June 24, 2011

(dollars in millions, except per share data)

	Nine Months Ended June 29, 2012
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$8,851	$5,146	58.1%	$1,862	21.0%	$1,738	$1,438	$2.95
Adjustments:
Restructuring and related charges, net (1)	—	11		68		68	48	0.10
Legal charges (2)	—	—		47		47	35	0.07
Separation costs (3)	—	—		21		21	18	0.04
Transaction costs (4)	—	5		35		29	20	0.04
Loss on retirement of debt (5)	—	—		—		9	9	0.02
Impact of tax sharing agreement (6)	—	—		—		(4)	(4)	(0.01)
Tax matters (7)	—	—		—		—	13	0.03

As adjusted	$8,851	$5,162	58.3	$2,033	23.0	$1,908	$1,577	3.24

	Nine Months Ended June 24, 2011
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$8,496	$4,838	56.9%	$1,779	20.9%	$1,643	$1,423	$2.85
Adjustments:
Inventory charges (8)	—	32		32		32	20	0.04
Restructuring charges, net	—	—		83		83	60	0.12
Shareholder settlement income (9)	—	—		(11)		(11)	(11)	(0.02)
Impact of tax sharing agreement (6)	—	—		—		18	18	0.04
Tax matters (10)	—	—		—		—	(68)	(0.14)

As adjusted	$8,496	$4,870	57.3	$1,883	22.2	$1,765	$1,442	2.89

(1)	Includes $57 million in restructuring charges, net and $11 million of restructuring-related accelerated depreciation in cost of goods sold.
(2)

Relates to our indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh product liability cases, which is included in selling, general and administrative expenses.

(3)	Represents the costs related to the separation of our Pharmaceuticals segment, which is included in selling, general and administrative expenses.
(4)

Includes $18 million of transaction costs associated with acquisitions that are included in selling, general and administrative expenses, $5 million of charges to cost of goods sold related to inventory that had been written up to fair value upon acquisition and $12 million of research and development expense related to a license agreement. Also includes a $6 million gain on the sale of our non-controlling interest in superDimension, which is included in other income, net.

(5)	Represents the loss on the retirement of debt incurred in connection with the early redemption of certain senior notes, which is included in other income, net.
(6)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity included in other income, net.
(7)	Relates primarily to settlements reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of a valuation allowance as a result of tax planning.
(8)	Represents charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition.
(9)	Represents income related to the reversal of our portion of the remaining reserves for shareholder settlements, which have all been resolved.
(10)	Relates to a settlement reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of certain U.S. and non-U.S. uncertain tax positions as a result of statute expirations.

Covidien plc

Segment and Geographical Sales

Nine Months Ended June 29, 2012 and June 24, 2011

(dollars in millions)

	Nine Months Ended
	June 29, 2012	June 24, 2011	Percent change	Currency impact	Operational growth (1)

Medical Devices
United States	$2,751	$2,562	7%	—%	7%
Non-U.S.	3,300	3,177	4	(2)	6

	$6,051	$5,739	5	(2)	7

Pharmaceuticals
United States	$1,002	$956	5%	—%	5%
Non-U.S.	497	504	(1)	(3)	2

	$1,499	$1,460	3	(1)	4

Medical Supplies
United States	$1,151	$1,135	1%	—%	1%
Non-U.S.	150	162	(7)	(5)	(2)

	$1,301	$1,297	—	(1)	1

Covidien plc
United States	$4,904	$4,653	5%	—%	5%
Non-U.S.	3,947	3,843	3	(2)	5

	$8,851	$8,496	4	(1)	5

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Nine Months Ended June 29, 2012 and June 24, 2011

(dollars in millions)

	Nine Months Ended
	June 29, 2012	June 24, 2011	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$1,758	$1,718	2%	(2)%	4%
Soft Tissue Repair Products	666	670	(1)	(3)	2
Energy Devices	969	854	13	(2)	15
Oximetry & Monitoring Products	637	627	2	(1)	3
Airway & Ventilation Products	550	554	(1)	(2)	1
Vascular Products	1,195	1,033	16	—	16

Pharmaceuticals
Specialty Pharmaceuticals	$421	$357	18%	—%	18%
Active Pharmaceutical Ingredients	326	312	4	(1)	5
Contrast Products	409	454	(10)	(3)	(7)
Radiopharmaceuticals	343	337	2	(2)	4

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.